Filed Pursuant to Rule 424(b)(3)
                                                    Registration No. 333-116692

PROSPECTUS SUPPLEMENT NO. 1

(TO PROSPECTUS DATED OCTOBER 12, 2004)

                              COMMSCOPE, INC.

   $250,000,000 Principal Amount of 1.00% Convertible Senior Subordinated
         Debentures due 2024 and 11,494,250 Shares of Common Stock
                 Issuable upon Conversion of the Debentures

                           ---------------------

          This prospectus supplement no. 1 supplements and amends the prospectus dated October 12, 2004 relating to 1.00% Convertible Senior Subordinated Debentures due March 15, 2024 of CommScope, Inc., a Delaware corporation, held by certain securityholders who may offer for sale the debentures and the shares of our common stock into which the debentures are convertible at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling securityholders may sell the debentures or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

          The table below sets forth additional and updated information concerning beneficial ownership of the debentures and the common stock issuable upon conversion of the debentures and supplements and amends the table appearing under "Selling Securityholders" beginning on page 61 of the prospectus. To the extent that a selling securityholder is listed both in the table below and in the table appearing in the prospectus or in any prior prospectus supplement, the information set forth below regarding that selling securityholder supersedes the information in the prospectus and such prospectus supplement. We have prepared this table based on information given to us by the selling securityholder listed below prior to the date hereof.

                                             PRINCIPAL AMOUNT OF
                                            DEBENTURES AT MATURITY
                                            -----------------------

                                                                    NUMBER OF SHARES OF COMMON STOCK
                                                                    --------------------------------
                                          BENEFICIALLY  PERCENTAGE
                                            OWNED AND       OF                                 OWNED
                                            OFFERED     DEBENTURES   BENEFICIALLY  OFFERED    AFTER THE
     SELLING SECURITYHOLDERS                 HEREBY     OUTSTANDING  OWNED (1)     HEREBY    OFFERING(2)
     -----------------------              -----------   ------------ -----------   ------    -----------


Advisory Convertible Arbitrage Fund (I) L.P. 3,100,000     1.2%        142,528     142,528      -
CSS, LLC                                     3,000,000     1.2%        137,931     137,931      -
D.E. Shaw Investment Group, L.L.C.             300,000      *           19,093      13,793     5,300
D.E. Shaw Valence Portfolios, L.L.C.         1,700,000      *          115,860      78,160    37,700
KBC Financial Products USA, Inc.               350,000      *           16,091      16,091      -
Newport Alternative Income Fund                260,000      *           11,954      11,954      -
S.A.C. Arbitrage Fund, LLC                   3,000,000     1.2%        253,981     137,931   116,050
SG Americas Securities, LLC                  5,000,000     2.0%        229,885     229,885      -
Silvercreek II Limited                         760,000      *           34,942      34,942      -
Silvercreek Limited Partnership                980,000      *           45,057      45,057      -
UBS O'Connor LLC f/b/o O'Connor Global         450,000      *           20,689      20,689      -
Convertible Portfolio
UBS O'Connor LLC f/b/o Nikko Global CB Fund  1,050,000      *           48,275      48,275      -
Wachovia Capital Markets LLC                 8,421,000     3.4%        387,172     387,172      -

--------------

*       Less than 1%.

(1) Assumes for each $1,000 in principal amount at maturity of debentures a maximum of 45.9770 shares of common stock could be received upon conversion.

(2) Assumes that all debentures, and common stock issuable upon conversion of the debentures, are sold in the offering.

          In addition, the table appearing under "Selling Securityholders" beginning on page 61 of the prospectus is hereby amended to delete the following:


S.A.C. Capital Associates, LLC               3,000,000     1.2%        177,031     137,931   39,100

          The prospectus, together with this prospectus supplement no. 1, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the debentures and the common stock issuable upon conversion of the debentures. All references in the prospectus to "this prospectus" are hereby amended to read "this prospectus (as supplemented and amended)."

                              ---------------

        INVESTING IN THE DEBENTURES AND OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 9 OF THE PROSPECTUS.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ---------------


         THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 5, 2004